Exhibit 10.1

J.L. HALSEY CORPORATION
2005 EQUITY-BASED COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

To:  Nicholas DeSantis Cuadra Date of Grant:  October 11, 2005 Number of Shares:  120,968

J.L. Halsey Corporation, a Delaware corporation (the “Company”), is pleased to grant you an award (the “Plan Award”) consisting of an aggregate of 120,968 shares (the “Restricted Shares”) of the Company’s authorized common stock, par value $.01 per share (“Stock”), subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this “Award Agreement”) and the J.L. Halsey Corporation 2005 Equity-Based Compensation Plan (the “Plan”).  The Plan Award is governed by the terms of this Award Agreement and, where appropriate, the Plan.  Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

This Award Agreement sets forth the terms of the agreement between you and the Company with respect to the Restricted Shares.  By accepting this Award Agreement, you agree to be bound by all of the terms hereof.

1.             Definitions.  As used in this Award Agreement, the following terms have the meanings set forth below:

(a)           “Board” means the Company’s Board of Directors.

(b)           “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.

(c)           “Committee” means the committee designated by the Board to administer the Plan.

(d)           “Date of Grant” means the date set forth above.

2.             Escrow of Restricted Shares.  The Company shall issue in your name a certificate or certificates representing the Restricted Shares and retain that certificate or those certificates until your service as a member of the Board terminates or the Restricted Shares are forfeited as contemplated in Sections 4 and 7 of this Award Agreement.  You shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company.  You hereby agree that the Company shall hold the certificate or certificates representing the Restricted Shares and the related stock powers pursuant to the terms of this Award Agreement until such time as such certificate or certificates are either delivered to you or canceled pursuant to this Agreement.

3.             Ownership of Restricted Shares.  From and after the time that the Restricted Shares have been issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement.

4.             Restrictions; Forfeiture.  The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until such restrictions are removed or expire as described in Section 5 or 7 of this Agreement.  The Restricted Shares are also restricted in the sense that they may be forfeited to the Company.  You hereby agree that if the Restricted Shares are forfeited, as provided in Section 7, the Company shall have the right to deliver the certificate(s) representing the Restricted Shares to the Company’s transfer agent for cancellation or, at the Company’s election, for transfer to the Company to be held by the Company in treasury or by any designee of the Company.

5.             Expiration of Restrictions and Risk of Forfeiture.  The restrictions on all of the Restricted Shares granted pursuant to this Award Agreement will expire and the Restricted Shares will become transferable and nonforfeitable according to the schedule set forth in this Section 5, provided, however, that such restrictions will expire on such dates only if you have been a member of the Board continuously from the Date of Grant through the applicable vesting date.

On or After Each of the Following Vesting Dates	Cumulative Percentage of Shares as to Which the Restricted Shares are Transferable and Nonforfeitable
January 11, 2006	8.33%
April 11, 2006	16.67%
July 11, 2006	25.00%
October 11, 2006	33.33%
January 11, 2007	41.67%
April 11, 2007	50.00%
July 11, 2007	58.33%
October 11, 2007	66.67%
January 11, 2008	75.00%
April 11, 2008	83.33%
July 11, 2008	91.67%
October 11, 2008	100.00%

6.             Adjustment Provisions.  In the event there is any change in the outstanding Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, there shall be substituted for or added to each share of Stock theretofore appropriated or thereafter subject, or which may become subject, to this Plan Award, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.  Adjustment under the preceding provisions of this Section 6 will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive.  No fractional interest will be issued under the Plan on account of any such adjustment.

7.             Termination of Board Service.

(a)           Termination Other Than Due to Death.  If your service as a member of the Board is terminated for any reason other than due to your death, then that portion, if any, of this Plan Award for which restrictions have not lapsed as of the date of termination shall become null and void; provided, however, that the portion, if any, of this Plan Award for which restrictions have expired as of the date of such termination shall survive such termination.

(b)           Death.  Upon your death, the restriction period of the Restricted Shares shall immediately be accelerated and the restrictions shall expire.

8.             Delivery of Stock.  Promptly following the termination of your service as a member of the Board, but only to the extent the restrictions on the Restricted Shares have expired as contemplated in Sections 5 and 7 of this Award Agreement, the Company shall cause to be issued and delivered to you or your designee a certificate evidencing the number of Restricted Shares as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions; provided however, following the expiration of the restrictions on the Restricted Shares as contemplated in Sections 5 and 7 of this Award Agreement but prior to the termination of your service as a member of the Board you may request the delivery of a certificate evidencing the number of Restricted Shares as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, which request the Company will honor promptly.  The value of such Restricted Shares shall not bear any interest owing to the passage of time.

9.             Conditions to Delivery of Stock and Registration.  Nothing herein shall require the Company to issue any shares with respect to the Plan Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933 or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect.

From time to time, the Board and appropriate officers of the Company shall and are authorized to take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

10.          Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

11.          Remedies.  The parties to this Award Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Award Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

12.          Consideration.  No restriction on the Restricted Shares shall lapse unless and until you have performed services for the Company or any of its Subsidiaries that the Company believes is equal to or greater in value than the par value of the Stock subject to this Plan Award.

13.          Continuation of Service on the Board.  Nothing contained in this Award Agreement shall not be construed to confer upon you any right to continue to serve as a member of the Board.

14.          No Liability for Good Faith Determinations.  The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Award Agreement or the Restricted Shares granted hereunder.

15.          No Guarantee of Interests.  The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

16.          Company Records.  Records of the Company or its Subsidiaries regarding your period of service on the Board, termination of service and the reason therefore and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

17.          Company Action.  Any action required of the Company shall be by resolution of the Board or by a Person authorized to act by resolution of the Board.

18.          Severability.  If any provision of this Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

19.          Arbitration.  You and the Company agree, upon written request of either you or the Company, to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”), whether or not arising out of this Award Agreement or your service on the Board (or its termination), whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against you or that you may have against the Company or its parents, subsidiaries or affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, if such Claim is not resolved by the mutual written agreement between you and the Company, or otherwise, within 30 days after notice of the dispute is first given.  Claims covered by this Section 19 include without limitation claims by you for breach of this Award Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation.  Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association

(“AAA”) or such other rules of the AAA as are applicable to the claims asserted.  If a party refuses to honor its obligations under this Section 19, the other party may compel arbitration in either federal or state court.  The arbitrators shall apply the substantive law of Delaware (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the claims asserted.  The arbitrators shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Award Agreement (including this Section 19), including any claim that all or part of the Award Agreement is void or voidable and any claim that an issue is not subject to arbitration.  The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrators’ award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Dallas, Texas, and that any arbitration commenced in any other venue will be transferred to Dallas, Texas, upon the written request of any party to this Award Agreement. In the event that an arbitration is actually conducted pursuant to this Section 19, the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict.  Any and all of the arbitrators’ orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrators may be confirmed and entered by any federal or state court having jurisdiction.  All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by you, one arbitrator will be selected by the Company, and the two arbitrators so selected will select a third arbitrator; provided that (a) you or the Company shall use reasonably diligent efforts to select its respective arbitrator within 60 days after a matter is submitted to arbitration and (b) the parties (including arbitrators) shall not be limited to selecting arbitrators from only the AAA’s lists of arbitrators.  Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever.  The arbitration hearing shall be conducted within 60 days after the selection of the arbitrators.  All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected.  The decision of the majority of the arbitrators will be binding on all parties.  Arbitrations will be conducted in a manner so that the final decision of the arbitrators will be made and provided to you and the Company no later than 120 days after a matter is submitted to arbitration.  All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties.  YOU ACKNOWLEDGE THAT BY SIGNING THIS AWARD AGREEMENT, YOU ARE WAIVING ANY RIGHT THAT YOU MAY HAVE TO A JURY TRIAL OR A COURT TRIAL, OF ANY SERVICE-RELATED CLAIM ALLEGED BY YOU.

20.          Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith.  The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

Company:              103 Foulk Road, Suite 205Q
Wilmington, Delaware  19803
Attention:  Corporate Secretary

Holder:                   At your current address as shown in the Company’s records

21.          Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

22.          Successors.  This Award Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

23.          Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24.          Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law.  The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

25.          Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder.  The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

26.          Amendment.  This Award Agreement may be amended by the Board; provided, however, that no amendment may decrease your rights inherent in this Plan Award prior to such amendment without your express written consent.

27.          The Plan.  This Award Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer as of the Date of Grant first above written.

J.L. HALSEY CORPORATION, a Delaware corporation

By:	/s/ David Burt

Name:	David Burt

Title:	President

ACKNOWLEDGED AND AGREED:

By:	/s/ Nicholas Cuadra

Name:	Nicholas DeSantis Cuadra